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EXHIBIT 21

Subsidiaries of Company

Subsidiaries (100% owned by Parent)             State of Incorporation





Harland dataPRINT, Inc.                                 Georgia

Harland International Company                           Georgia

Scantron Corporation                                    Delaware


This list excludes subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a _significant subsidiary_.